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FelCor Lodging Trust Incorporated

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125 EAST JOHN CARPENTER FREEWAY, SUITE 1600 IRVING, TX 75062 PH: 972-444-4900 WWW.FELCOR.COM NYSE: FCH

FelCor Lodging Trust Clarifies Background on Ashford Hospitality Trust Proposal

Will Provide More Detailed Response in Due Course

FelCor Shareholders Need Take No Action at this Time

IRVING, Texas, February 24, 2017 – FelCor Lodging Trust Incorporated (NYSE: FCH) today offered clarification on the unsolicited, non-binding and conditional proposal to combine its business with Ashford Hospitality Trust (NYSE: AHT).

AHT’s February 21, 2017 proposal follows several months of discussions between FelCor and AHT, during which FelCor repeatedly expressed numerous concerns regarding the value and structure of AHT’s various proposals. Notable concerns include:

•
Dilution to AHT Shareholders. The proposed offer would dilute AHT’s Funds From Operations (FFO) by more than 30% (based on current consensus estimates for 2017 and not including any incremental costs or synergies), thereby affecting both the value of AHT’s all-stock, fixed exchange ratio proposal and creating uncertainty around the ability to obtain the shareholder approval required from both AHT and FelCor shareholders.

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External Management Fees Negate Synergies. AHT’s proposal for a one-year guarantee of $18 million in cost and operating synergies would be more than offset by external management fees to its external advisor, Ashford Inc. (NYSE: AINC), in excess of $25 million. Further, AHT has only offered to guarantee synergies for the first year, whereas these external management fees will be paid every year. Moreover, transferring hotel management to its affiliate, Remington Hotels, would further increase the fees paid to Ashford Inc. after it completes its pending acquisition of Remington.

•
Value Transfer to External Manager. A potential combination would result in a significant value transfer to Ashford Inc. in the form of future external management fees and property management fees, for which neither FelCor nor AHT shareholders would be compensated. Under its external management contract, AHT paid Ashford Inc. over $46 million in fees during the twelve-month period ending September 30, 2016. Bringing FelCor assets under that same external management contract would increase those fees, at a minimum, by more than $25 million annually. Tellingly, the shares that have benefitted the most to date since AHT made its offer public have been the shares of Ashford Inc., not FelCor or AHT.

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Extremely High Leverage. A combination of AHT and FelCor would result in a new company with leverage of approximately 8.5x EBITDA, or approximately 1.5x higher than FelCor on a standalone basis, including preferred shares. This increase in leverage is contrary to FelCor’s stated strategy, which most long-term REIT investors, including many FelCor investors, support.

•
Disproportionate Governance. AHT’s offer of three FelCor-designated seats on the AHT board is not commensurate with FelCor’s 58% pro forma combined company ownership, particularly given that the proposal would leave FelCor’s shareholders as shareholders in an externally-managed REIT with a manager that is not accountable to FelCor’s shareholders.

The items referenced above are neither a complete list of concerns expressed to AHT nor should they be taken as FelCor’s response to AHT’s proposal. As previously announced on February 21, 2017, together with its financial and legal advisors, FelCor’s Board of Directors is reviewing AHT’s latest proposal and its proposed board nominees, and will respond in detail in due course. FelCor’s shareholders are advised to take no action at this time.

BofA Merrill Lynch is acting as financial advisor to the Company and Sidley Austin LLP, Polsinelli PC and Jones Day are providing legal advice to the Company.

About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with top hotel companies to operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the company's website at www.felcor.com.

Forward-Looking Statements

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Current economic circumstances or an economic slowdown and the impact on the lodging industry, operating risks associated with the hotel business, relationships with our property managers, risks associated with our level of indebtedness and our ability to meet debt covenants in our debt agreements, our ability to complete acquisitions, dispositions and debt refinancing, the availability of capital, the impact on the travel industry from security precautions, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in connection with the matters to be considered at the 2017 annual meeting (the "2017 Annual Meeting") of shareholders of FelCor. FelCor intends to file a proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from FelCor shareholders. FELCOR SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by FelCor with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at FelCor's website at www.felcor.com or by writing to FelCor at 125 East John Carpenter Freeway, Suite 1600, Irving, Texas 75062, Attn: Investor Relations.

Participants in the Solicitation

FelCor and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FelCor's shareholders in connection with the matters to be considered at the 2017 Annual Meeting. Investors may obtain information regarding FelCor and its directors and executive officers in FelCor's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 26, 2016, and FelCor’s definitive proxy statement for its 2016 annual meeting of shareholders (the "2016 Annual Meeting"), which was filed with the SEC on April 14, 2016. To the extent holdings of FelCor securities by FelCor's directors or executive officers have changed since the amounts disclosed in the definitive proxy statement for the 2016 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Change in Beneficial Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

CONTACTS:

Investors
Michael Hughes/Abi Salami
FelCor Lodging Trust Incorporated
(972) 444-4900
Or
Tom Germinario
D.F. King & Co., Inc.
(212) 269-5550

Media
Hugh Burns/Robin Weinberg/Emily Claffey
Sard Verbinnen & Co
(212) 687-8080